As filed with the Securities and Exchange Commission on March 5, 2004
                                       An Exhibit List can be found on page II-3
                                                           Registration No. 333-


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                           ---------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------


                               BIB HOLDINGS, LTD.
                 (Name of small business issuer in its charter)


                NEVADA                                   2300                               33-0895699
    (State or other Jurisdiction of          (Primary Standard Industrial      (I.R.S. Employer Identification No.)
    Incorporation or Organization)           Classification Code Number)


                              7409 OAK GROVE AVENUE
                             LAS VEGAS, NEVADA 89117
                                 (702) 243-8809
          (Address and telephone number of principal executive offices and principal place of business)


                      GAIL BINDER, CHIEF EXECUTIVE OFFICER
                               BIB HOLDINGS, LTD.
                              7409 OAK GROVE AVENUE
                             LAS VEGAS, NEVADA 89117
                                 (702) 243-8809
            (Name, address and telephone number of agent for service)


                           ---------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)
                           ---------------------------


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 9


                           ---------------------------


                                              CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                        REGISTERED         SECURITY(1)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value (2)               100,000,000           $0.105              $10,500,000         $1,330.35
Shares of common stock, $.001 par value (3)                30,000,000           $0.105               $3,150,000           $399.11
Shares of common stock, $.001 par value (4)                   500,000           $0.105                  $52,500             $6.65
Total                                                     130,500,000                               $13,702,500         $1,736.11
======================================================= ================= ==================== ===================== ==============


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on March 4, 2004.

(2)   Represents shares underlying equity line of credit.

(3) Represents shares underlying convertible debenture. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(4)   Represents shares of common stock.

                           ---------------------------

         PURSUANT TO RULE 429 PROMULGATED UNDER THE SECURITIES ACT OF 1933, THE ENCLOSED PROSPECTUS CONSTITUTES A COMBINED PROSPECTUS ALSO RELATING TO AN AGGREGATE OF UP TO 41,061,387 SHARES OF OUR COMMON STOCK THAT WERE PREVIOUSLY REGISTERED FOR SALE IN A REGISTRATION STATEMENT ON FORM SB-2, REGISTRATION NO. 333-112149. AS SUCH, THIS PROSPECTUS ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM SB-2, REGISTRATION NO. 333-112149, WHICH SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT ON FORM SB-2 IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.

                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS                            SUBJECT TO COMPLETION, DATED MARCH 5, 2004

      The information in this prospectus is not complete and may be changed.


                               BIB HOLDINGS, LTD.
                              130,500,000 SHARES OF
                                  COMMON STOCK

         This prospectus relates to the sale of up to an aggregate of 130,500,000 shares of common stock by the selling stockholders.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our equity line of credit with Cornell Capital Partners, L.P. All costs associated with this registration will be borne by us. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit.

         Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "BIBO." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on March 3, 2004, was $0.10.

                           ---------------------------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           ---------------------------

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the equity line of credit. Cornell Capital Partner, L.P. will pay a net purchase price of 98% of our market price as calculated in the equity line of credit agreement.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY BIB HOLDINGS, LTD., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  The date of this prospectus is ______, 2004.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                                   OUR COMPANY

         We design import, sell and market branded and non-branded apparel. We have a showroom in New York, distribution center in Pennsylvania and a distribution center in Las Vegas, within a foreign trade zone that exempts shipments of our products to Mexico from duty taxes. We design, source and market a brand of jeanswear and apparel under the M. Sasson(R), Home Turf and New Terrain labels as well as private label. Product lines havE included, sportswear, underwear, loungewear and outerwear, as well as accessories such as ties, hats, scarves, gloves, jewelry, backpacks, and small leather goods as well as apparel. We distribute our clothing via leading retailers, such as Wal*Mart, Sam's Club, T.J. Maxx, Century 21, J.C. Penney, Burlington Coat Factory, 7th Avenue and Swiss Colony, throughout the United States and abroad.

         For the year ended December 31, 2003, we generated revenue in the amount of $3,567,002 and a net loss of $3,190,012.

         Our principal offices are located at 7409 Oak Grove Avenue, Las Vegas, Nevada 89117; our telephone number is (702) 243-8809.


                                  THE OFFERING
Common stock offered by selling stockholders .............................   Up to 130,500,000  shares,  based on current
                                                                             market prices and assuming  full  conversion
                                                                             of  the   convertible   note.   This  number
                                                                             represents 70.8% of our current  outstanding
                                                                             stock  and  includes  100,000,000  shares of
                                                                             common  stock to be issued  under the equity
                                                                             line   of   credit   agreement   and  up  to
                                                                             10,000,000    shares   of    common    stock
                                                                             underlying      convertible      debentures.
                                                                             Assuming  the   conversion  of  $300,000  of
                                                                             debentures  on March 1, 2004,  a  conversion
                                                                             price of $0.096  per  share,  the  number of
                                                                             shares   issuable  upon  conversion  of  the
                                                                             convertible  debenture  would be  3,125,000.
                                                                             Further,  in the  event  that we  draw  down
                                                                             $140,000  under the  equity  line,  which is
                                                                             the  maximum  permitted  advance of $140,000
                                                                             within  a seven  day  period,  we  would  be
                                                                             required  to  issue   1,190,477   shares  of
                                                                             common  stock on March  1,  2004  based on a
                                                                             conversion price of $.1176.

Common stock to be outstanding after the offering ........................   Up to 184,389,270 shares

Use of proceeds...........................................................   We will not  receive any  proceeds  from the
                                                                             sale of  the common stock.  We  will receive
                                                                             proceeds  from   the   sale  of our   common
                                                                             stock  pursuant  to  the   equity   line  of
                                                                             credit.   See  "Use   of  Proceeds"  for   a
                                                                             complete description.

Over-The-Counter Bulletin Board ..........................................   BIBO

         The above information is based on 53,889,270 shares of common stock outstanding as of March 2, 2004.

Equity Line of Credit

         In January 2004, we entered into an equity line of credit with Cornell Capital Partners, L.P. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners 1,780,233 shares of our common stock upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock. Pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 11,000,000 shares of common stock under the equity line of credit agreement. We are registering 100,000,000 additional shares in this offering which may be issued under the equity line of credit. As of March 1, 2004, no shares have been sold under the equity line of credit agreement.

Secured Convertible Debenture

         In January 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,200,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $.204 or (ii) an amount equal to eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $.204 or (ii) an amount equal to eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners purchased the convertible debentures from us in a private placement in January 2004. Pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 30,000,000 shares of common stock underlying the secured convertible debentures. We are registering in this offering an additional 30,000,000 shares of common stock underlying the convertible debentures. As of March 1, 2004, Cornell Capital Partners, L.P. has not converted any of its convertible debentures.

                                  RISK FACTORS

         This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY:

WE HAVE HAD LOSSES AND SUCH LOSSES MAY CONTINUE, WHICH MAY NEGATIVELY IMPACT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

         We had net loss of $3,190,012 for the year ended December 31, 2003 compared to net income of $154,422 for the fiscal year ended December 31, 2002. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED AND IF WE DO OBTAIN ADDITIONAL FINANCING OUR THEN EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

         We will require additional funds to sustain and expand our sales and marketing activities. We anticipate that we will require up to approximately $1,600,000 to fund our continued operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

MANY OF OUR COMPETITORS ARE LARGER AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

         The fashion apparel and accessory industry is extremely competitive and includes several companies which have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

WE MUST EXPAND SALES OF OUR EXISTING PRODUCTS AND SUCCESSFULLY INTRODUCE NEW PRODUCTS THAT RESPOND TO CONSTANTLY CHANGING FASHION TRENDS AND CONSUMER DEMANDS TO INCREASE REVENUES AND ATTAIN PROFITABILITY.

         Our success will depend on our ability to expand sales of our current products to new and existing customers, as well as the development or acquisition of new product designs and the acquisition of new licenses that appeal to a broad range of consumers. We have little control over the demand for our existing products, and we cannot assure you that the new products we introduce will be successfully received by consumers.

         Any failure on our part to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect the acceptance of our products and leave us with a substantial amount of unsold inventory or missed opportunities. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory, which may negatively affect our ability to achieve profitability. At the same time, our focus on tight management of inventory may result, from time to time, in our not having an adequate supply of products to meet consumer demand and may cause us to lose sales.

A SUBSTANTIAL PORTION OF OUR NET SALES AND GROSS PROFIT IS DERIVED FROM A SMALL NUMBER OF LARGE CUSTOMERS.

         Our five largest customers accounted for approximately 90.7% and 84.0% of our gross sales during fiscal years ending 2002 and 2003, respectively. Wal*Mart accounted for approximately 22% and 48% of our gross sales in fiscal 2002 and 2003, respectively. Sam's Club accounted for approximately 59% and 14% of our gross sales for fiscal 2002 and 2003, respectively. We do not enter into long-term agreements with any of our customers. Instead, we enter into a number of individual purchase order commitments with our customers. A decision by the controlling owner of a group of stores or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease the amount of merchandise purchased from us, or to change their manner of doing business with us, could have a material adverse effect on our financial condition and results of operations.

WE ARE DEPENDENT ON CERTAIN CONTRACTUAL RELATIONSHIPS TO GENERATE REVENUES, THE LOSS OF WHICH COULD SIGNIFICANTLY REDUCE REVENUE

         Our sales are dependent to a significant degree upon the contractual relationships we can establish with licensors to exploit, on a generally non-exclusive basis, proprietary rights in well-known logos, marks and characters. Although we believe we will continue to meet all of our material obligations under such license agreements, there can be no assurance that such licensing rights will continue or will be available for renewal on favorable terms. Failure to obtain new licenses or extensions on current licenses or to sell such products, for any reason, could have a significant negative impact on our revenue. Although we have not have significant revenues generated from licensed apparel and accessory products in the past, we recently signed an exclusive licensing agreement for the M. Sasson(R) brand upon which we are expending our time and resources. The loss of this license could result in significantly reduced revenues and operating losses.

THE SEASONAL NATURE OF OUR BUSINESS MAKES MANAGEMENT MORE DIFFICULT, SEVERELY REDUCES CASH FLOW AND LIQUIDITY DURING PARTS OF THE YEAR AND COULD FORCE US TO CURTAIL OPERATIONS

         Our business is seasonal. The majority of our marketing and sales activities take place from late fall to early spring. Our greatest volume of shipments and sales occur from late spring through the summer, which coincides with our second and third fiscal quarters. Our cash flow is strongest in the third and fourth fiscal quarters. Unfavorable economic conditions affecting retailers during the fall and holiday seasons in any year could have a material adverse effect on our results of operations for the year. We are likely to experience periods of negative cash flow throughout each year and a drop-off in business commencing each December, which could force us to curtail operations if adequate liquidity is not available. We cannot assure you that the effects of such seasonality will diminish in the future.

A   MANUFACTURER'S   INABILITY   TO  PRODUCE  OUR  GOODS  ON  TIME  AND  TO  OUR
SPECIFICATIONS COULD RESULT IN LOST REVENUE AND NET LOSSES

         We do not own or operate any manufacturing facilities and therefore depend upon independent third parties for the manufacture of all of our products. Our products are manufactured to our specifications by both domestic and international manufacturers. During fiscal 2003, approximately 43.3% of our products were manufactured in the United States and approximately 56.7% of our products were manufactured in foreign countries. During the twelve months ended December 31, 2002, approximately 15.3% of our products were manufactured in the United States and approximately 84.7% of our products were manufactured in foreign countries. The inability of a manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenues would decrease and we would incur net losses as a result of sales of the product, if any sales could be made. Because of the seasonality of our business, and the apparel and fashion business in particular, the dates on which customers need and require shipments of products from us are critical, as styles and consumer tastes change so rapidly in the apparel and fashion business, particularly from one season to the next. Further, because quality is a leading factor when customers and retailers accept or reject goods, any decline in quality by our third-party manufacturers could be detrimental not only to a particular order, but also to our future relationship with that particular customer.

IF WE NEED TO REPLACE MANUFACTURERS, OUR EXPENSES COULD INCREASE RESULTING IN SMALLER PROFIT MARGINS

         We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if an existing manufacturer of ours must be replaced, we may have to expand our third-party manufacturing capacity. We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us or similar to existing terms which we have with our manufacturers, either from a production standpoint or a financial standpoint. We enter into a number of purchase order commitments each season specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but do not have long-term contracts with any manufacturer. None of the manufacturers we use produces our products exclusively.

         Should we be forced to replace one or more of our manufacturers, particularly a manufacturer that we may rely upon for a substantial portion of its production needs, such as Pelican Industries, Inc., Nutex Industries, Inc. and Sri Renga Fashions and their affiliates, then we may experience an adverse financial impact, or an adverse operational impact, such as being forced to pay increased costs for such replacement manufacturing or delays upon distribution and delivery of our products to our customers, which could cause us to lose customers or lose revenues because of late shipments.

IF A MANUFACTURER OF OURS FAILS TO USE ACCEPTABLE LABOR PRACTICES, WE MIGHT HAVE DELAYS IN SHIPMENTS OR FACE JOINT LIABILITY FOR VIOLATIONS, RESULTING IN DECREASED REVENUE AND INCREASED EXPENSES

         While we require our independent manufacturers to operate in compliance with applicable laws and regulations, we have no control over the ultimate actions of our independent manufacturers. While our internal and vendor operating guidelines promote ethical business practices and our staff and buying agents periodically visit and monitor the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer of ours, or by one of our licensing partners, or the divergence of an independent manufacturer's or licensing partner's labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our financial condition and results of operations. In particular, the laws governing garment manufacturers in the State of California impose joint liability upon us and our independent manufacturers for the labor practices of those independent manufacturers. As a result, should one of our independent manufacturers be found in violation of state labor laws, we could suffer financial or other unforeseen consequences.

OUR TRADEMARK AND OTHER INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED OUTSIDE THE UNITED STATES, RESULTING IN LOSS OF REVENUE

         We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of our international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

OUR BUSINESS IS EXPOSED TO DOMESTIC AND FOREIGN CURRENCY FLUCTUATIONS; NEGATIVE CHANGES IN EXCHANGE RATES COULD RESULT IN GREATER COSTS

         We generally purchase our products in U.S. dollars. However, we source most of our products overseas and, as such, the cost of these products may be affected by changes in the value of the relevant currencies. Changes in currency exchange rates may also affect the relative prices at which we and our foreign competitors sell products in the same market, resulting in higher costs to us. We currently do not hedge our exposure to changes in foreign currency exchange rates. We cannot assure you that foreign currency fluctuations will not have a material adverse impact on our financial condition and results of operations.

WE FACE INTENSE COMPETITION IN THE WORLDWIDE APPAREL AND ACCESSORY INDUSTRY.

         We face a variety of competitive challenges from other domestic and foreign fashion-oriented apparel and accessory producers, some of which may be significantly larger and more diversified and have greater financial and marketing resources than we have. We do not currently hold a dominant competitive position in any market. We compete with our competitors, including MUDD and LEI primarily on the basis of:

      - anticipating and responding to changing consumer demands in a timely manner,

      -     maintaining favorable brand recognition,

      - developing innovative, high-quality products in sizes, colors and styles that appeal to consumers,

      -     appropriately pricing products,

      -     providing strong and effective marketing support,

      -     creating an acceptable value proposition for retail customers,

      -     ensuring   product   availability   and   optimizing   supply  chain
            efficiencies with manufacturers and retailers, and

      - obtaining sufficient retail floor space and effective presentation of our products at retail.

A DOWNTURN IN THE ECONOMY MAY AFFECT CONSUMER PURCHASES OF DISCRETIONARY ITEMS, WHICH COULD ADVERSELY AFFECT OUR SALES.

The fashion apparel and accessory industry in which we operate are cyclical. Many factors affect the level of consumer spending in the apparel, accessories and craft industries, including, among others:

      -     general business conditions,

      -     interest rates,

      -     the availability of consumer credit,

      -     taxation, and

      -     consumer confidence in future economic conditions.

         Consumer purchases of discretionary items, including accessory and apparel products, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower. A downturn in the economies in which we sell our products, whether in the United States or abroad, may adversely affect our sales.

OUR PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS WILL OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

         Upon completion of this offering our officers and directors will, in the aggregate, beneficially own approximately 21.1% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

o     election of our board of directors;

o     removal of any of our directors;

o     amendment of our certificate of incorporation or bylaws; and

o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

     As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO OUR COMMON STOCK:

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

         As of March 2, 2004, we had 53,889,270 shares of our Common Stock issued and outstanding of which we believe 47,146,138 shares to be restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of common stock may adversely affect prevailing market prices of our common stock.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

RISKS RELATING TO OUR CURRENT EQUITY LINE AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR EQUITY LINE THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the equity line of credit in the amount up to $10,000,000 are likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

UNDER THE LINE OF CREDIT, CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the equity line of credit will be issued at a 2% discount to the lowest volume weighted average price for the five days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE CONTINUOUSLY ADJUSTABLE PRICE FEATURE OF OUR EQUITY LINE OF CREDIT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon receipt of an advance pursuant to the equity line of credit is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $140,000 under the equity line of credit, based on market prices 25%, 50% and 75% below the closing bid price as of March 1, 2004 of $0.12:

      % Below market    Price Per Share    With Discount    Number of Shares Issuable    Percentage of Stock*
                                               of 2%
           25%                $.09             $.0882            1,587,302                   2.86%
           50%                $.06             $.0588            2,380,953                   4.23%
           75%                $.03             $.0294            4,761,905                   8.12%


         As illustrated, the number of shares of common stock issuable in connection with an advance under the equity line of credit will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS

         In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of common stock. Under the terms of our equity line we may request numerous draw downs pursuant to the terms of the equity line. Even if we use the equity line to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the equity line of credit will increase, which will materially dilute existing stockholders' equity and voting rights.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the equity line of credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $140,000 per advance.

RISKS RELATING TO OUR CURRENT CONVERTIBLE DEBENTURE FINANCING AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

         As of March 2, 2004, we had 53,889,270 shares of common stock issued and outstanding. Furthermore, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures and the sale of shares pursuant to our equity line may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon sale pursuant to the equity line, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE  CONTINUOUSLY   ADJUSTABLE  CONVERSION  PRICE  FEATURE  OF  OUR  CONVERTIBLE
DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon conversion of our convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of March 1, 2004 of $0.12.

                                                                       Number                    % of
         % Below           Price Per             With Discount         of Shares              Outstanding
         Market            Share                     at 20%            Issuable                  Stock
         25%               $.09                      $.072             16,666,667                23.62%
         50%               $.06                      $.048             25,000,000                31.69%
         75%               $.03                      $.024             50,000,000                48.13%


         As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE  CONTINUOUSLY   ADJUSTABLE  CONVERSION  PRICE  FEATURE  OF  OUR  CONVERTIBLE
DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE CONVERTIBLE DEBENTURES AND REGISTERED PURSUANT TO THIS PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

         Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 30,000,000 shares of common stock underlying the secured convertible debentures and we have allocated and registered an additional 30,000,000 shares to cover the conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

         In January 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,200,000 principal amount of convertible debentures to Cornell Capital Partners, LP. The convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible debenture, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the convertible debentures, if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, LP. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the equity line of credit. The purchase price of the shares purchased under the equity line of credit will be equal to 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice to advance funds date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. We cannot draw more than $140,000 per advance.

         For illustrative purposes, we have has set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the equity line of credit. Although we are able to draw down the full $10,000,000 pursuant to the Equity Line of Credit, we anticipate only needing to draw down between two and four million dollars. The table assumes estimated offering expenses of $45,000, plus the 5% fee to be paid to Cornell Capital Partners, LP.

GROSS PROCEEDS                                               $2,000,000             $4,000,000         $10,000,000

NET PROCEEDS (AFTER OFFERING EXPENSES AND 5% FEE)            $1,855,000             $3,755,000          $9,455,000

USE OF PROCEEDS:                                                 AMOUNT                 AMOUNT              AMOUNT

Repayment of Notes and Loans to Affiliated Parties             $250,000             $1,000,000          $1,364,000

Sales & Marketing                                              $350,000             $1,000,000          $4,000,000

Administrative Expenses, Including Salaries                    $450,000               $600,000            $800,000

General Working Capital                                        $805,000             $1,155,000          $3,291,000

TOTAL                                                        $1,855,000             $3,755,000          $9,455,000

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders including Cornell Capital Partners, L.P. and Newbridge Securities Corporation. A description of each selling shareholder's relationship to our Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                   PERCENTAGE
                                                                       OF
                                      PERCENTAGE                   OUTSTANDING                 PERCENTAGE
                                          OF                         SHARES                        OF
                                      OUTSTANDING     SHARES TO      TO BE                     OUTSTANDING
                       SHARES           SHARES           BE         ACQUIRED       SHARES        SHARES
                    BENEFICIALLY     BENEFICIALLY     ACQUIRED        UNDER         TO BE      BENEFICIALLY
                       OWNED            OWNED         UNDER THE     THE LINE       SOLD IN        OWNED
     SELLING          BEFORE           BEFORE          LINE OF         OF            THE          AFTER
   STOCKHOLDER       OFFERING         OFFERING       CREDIT/NOTE   CREDIT/NOTE(1)  OFFERING      OFFERING
----------------  --------------     ------------    -----------  ------------    ----------   ------------
Cornell Capital
Partners, L.P.         15,916,177 (2)      23.4%      85,034,014      61.2%    130,000,000(3)       0.0%
101 Hudson Street
Suite 3606
Jersey City, NY 07302

Jeffrey Kaplan            500,000             *                0       0.0%        500,000          0.0%
c/o BIB Holdings, Ltd.
7709 Oak Grove Avenue
Las Vegas, Nevada 89117


* Less than 1%.

(1) Applicable percentage of ownership is based on 53,889,270 shares of common stock outstanding as of March 2, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of March 2, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 2, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)  Includes   14,150,944   shares  issuable  upon  conversion  of  convertible
debentures in the amount of $1,200,000.

(3) Includes 100,000,000 shares of common stock to be issued under the Equity Line of Credit Agreement and up to 30,000,000 shares of common stock underlying convertible debentures.

         The following information contains a description of each selling shareholder's relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our company:

o CORNELL CAPITAL PARTNERS, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Mr. Angelo does not have voting control over the shares beneficially owned by Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

      EQUITY LINE OF CREDIT. In January 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We also gave Cornell Capital Partners 1,780,233 shares of our common stock upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. Pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 11,000,000 shares of common stock under the equity line of credit agreement. We are registering 100,000,000 additional shares in this offering which may be issued under the equity line of credit. As of March 1, 2004, no shares have been sold under the equity line of credit agreement.

      SECURED CONVERTIBLE DEBENTURES. To obtain funding for its ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on January 7, 2004 for the sale of $1,200,000 in convertible debentures. To date, the investor has provided us with $1,200,000 in funding. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of
      (i) $.204 or (ii) an amount equal to eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $.204 or (ii) an amount equal to eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners purchased the convertible debentures from us in a private placement in January 2004. Pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 30,000,000 shares of common stock underlying the secured convertible debentures. We are registering in this offering an additional 30,000,000 shares of common stock underlying the convertible debentures. As of March 1, 2004, Cornell Capital Partners, L.P. has not converted any of its convertible debentures.

      THERE ARE  CERTAIN  RISKS  RELATED TO SALES BY CORNELL  CAPITAL  PARTNERS,
      INCLUDING:

      The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that it gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

      The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

o JEFFREY KAPLAN. Jeffrey Kaplan is our Executive Vice President, Chief Financial Officer and a director. In connection with his employment, Mr. Kaplan received 500,000 shares of our common stock. These shares are being registered in this offering.

                              EQUITY LINE OF CREDIT

         SUMMARY. In January 2004, we entered into an equity line of credit with Cornell Capital Partners, L.P. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners 1,780,233 shares of our common stock upon execution of the equity line of credit. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Equity Line of Credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the equity line of credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is subject to an aggregate maximum advance amount of $140,000. The amount available under the equity line of credit is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the equity line of credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the equity line of credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 85,034,014 shares of common stock in order to raise the maximum amount of $10,000,000 under the equity line of credit at a purchase price of $0.1176 (i.e., 98% of a recent stock price of $0.12).

         The following is an example of the amount of shares of our common stock issuable in connection with an advance of $140,000 under the equity line of credit, based on market prices 25%, 50% and 75% below the closing bid price as of March 1, 2004 of $0.12.


    % Below market     Price Per Share      With Discount  Number of Shares Issuable    Percentage of Stock*
                                               of 2%
           25%                $.09             $.0882            1,587,302                   2.86%
           50%                $.06             $.0588            2,380,953                   4.23%
           75%                $.03             $.0294            4,761,905                   8.12%

         Pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 11,000,000 shares of common stock under the equity line of credit agreement. We are registering 100,000,000 additional shares in this offering which may be issued under the equity line of credit. As of March 1, 2004, no shares have been sold under the equity line of credit agreement. The issuance of shares under the equity line of credit may result in a change of control. That is, up to 85,034,014 shares of common stock could be issued under the equity line of credit. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the equity line of credit to the same purchaser.

         Proceeds used under the equity line of credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $45,000 consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital Partners will retain 5% of each advance. In addition, we issued 61,387 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

           SAMPLE CONVERSION CALCULATION OF THE CONVERTIBLE DEBENTURE

         In January 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,200,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $.204 or (ii) an amount equal to eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $.204 or (ii) an amount equal to eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five trading days immediately preceding the conversion date. Cornell Capital Partners purchased the convertible debentures from us in a private placement in January 2004. Pursuant to a registration statement on Form SB-2 (333-112149) declared effective with the SEC on February 10, 2004, we previously registered 30,000,000 shares of common stock underlying the secured convertible debentures. We are registering in this offering an additional 30,000,000 shares of common stock underlying the convertible debentures. As of March 1, 2004, Cornell Capital Partners, L.P. has not converted any of its convertible debentures.

         The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $1,200,000 of debentures on March 1, 2004, a conversion price of $0.096 per share, the number of shares issuable upon conversion would be:

                  $1,200,000/$.096 =  12,500,000 shares

         The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our convertible debentures in the amount of $1,200,000, based on market prices 25%, 50% and 75% below the market price, as of March 1, 2004 of $0.12.

                                                                       Number                      % of
         % Below           Price Per              With Discount        of Shares              Outstanding
         Market            Share                     at 20%            Issuable                 Stock
         25%               $.09                      $.072             16,666,667                23.62%
         50%               $.06                      $.048             25,000,000                31.69%
         75%               $.03                      $.024             50,000,000                48.13%

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of our common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the equity line of credit. As an underwriter of the equity line common stock, Cornell Capital Partners, L.P. is subject to the same restrictions as any underwriter, including the prospectus delivery requirements of Section 5(b)(2) of the Securities Act and the applicable restrictions of Regulation M, with respect to short selling activities. Cornell Capital Partners, L.P. and Newbridge Securities Corporation have agreed that they will not, and that they will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to our common stock. Cornell Capital Partners, L.P. will pay 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the equity line of credit. The 5% discount is an underwriting discount. In addition, we have engaged Newbridge Securities
Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $45,000, as well as retention of 5% of the gross proceeds received under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock trades on the NASD Over-The-Counter Bulletin Board under the symbol "BIBO." The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

         For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.


                                    Low($)    High($)
                                    ------    -------

2002
Second Quarter (1)                  0.01      0.01
Third Quarter                       0.01      0.12
Fourth Quarter                      0.01      1.00

2003
First Quarter                       0.01      1.50
Second Quarter                      0.16      1.39
Third Quarter                       0.10      0.60
Fourth Quarter                      0.13      0.47

2004
First Quarter (2)                   0.09      0.26


(1)   Our stock first started trading on June 27, 2002

(2)   As of March 4, 2004


         As of March 2, 2004, our shares common of common stock were held by 96 stockholders of record. We believe that the number of beneficial owners is greater than the number of record holders because a portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is American Registrar and Transfer Co.

DIVIDEND POLICY

         Our board of directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

         We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

CRITICAL ACCOUNTING POLICIES

         Our financial statements are prepared based on the application of accounting principles generally accepted in the United States of America. These accounting principles require us to exercise significant judgment about future events that affect the amounts reported throughout our financial statements. Actual events could unfold quite differently than our previous judgments had predicted. Therefore the estimates and assumptions inherent in the financial statements included in this report could be materially different once those actual events are known. We believe the following policies may involve a higher degree of judgment and complexity in their application and represent critical accounting policies used in the preparation of our financial statements. If different assumptions or estimates were used, our financial statements could be materially different from those included in this report.

         Revenue Recognition: The Company recognizes revenues in accordance with Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB
101). The Company designs, imports and sells market branded and non-branded apparel. Revenue from such product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. At this time the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally when the goods are shipped and all significant obligations of the Company have been satisfied.

         Accounts Receivable: We must make judgments about the collectibility of our accounts receivable to be able to present them at their net realizable value on the balance sheet. To do this, we carefully analyze the aging of our customer accounts, try to understand why accounts have not been paid, and review historical bad debt problems. From this analysis, we record an estimated allowance for receivables that we believe will ultimately become uncollectible. During the 2003 year, we reduced our estimated allowance for bad debts by $45,000 because of better than expected collection results. We actively manage our accounts receivable to minimize our credit risks and believe that our current allowance for doubtful accounts is fairly stated.

         Realizability of Inventory Values: We make judgments about the ultimate realizability of our inventory in order to record our inventory at its lower of cost or market. These judgments involve reviewing current demand for our products in comparison to present inventory levels and reviewing inventory costs compared to current market values. During the 2003 year, we recorded a write-down to inventory of $424,000 to adjust certain lines to the current market value. We believe that our current inventory is saleable and have not recorded any further provisions for excess or obsolete inventory.

         Property and Equipment: We have recorded property and equipment at historical cost less accumulated depreciation or amortization. The determination of useful economic lives and whether or not these assets are impaired involves significant judgment.

GENERAL

         We design, import and sell market branded and non-branded apparel. We have a showroom in New York, distribution center in Pennsylvania and a distribution center in Las Vegas, within a foreign trade zone that exempts shipments of our products to Mexico from duty taxes. We design, source and market a brand of jeans-wear and apparel under the M. Sasson(R), Home Turf and New Terrain labels as well as private label. Product lines include sportswear, underwear, loungewear and outerwear, as well as accessories such as ties, hats, scarves, gloves, jewelry, backpacks, and small leather goods as well as apparel. We distribute our clothing via leading retailers, such as Wal*Mart, Sam's Club, T.J. Maxx, Century 21, J.C. Penney, Burlington Coat Factory, 7th Avenue and Swiss Colony, throughout the United States and abroad.

         As of December 31, 2003 the Company's financial statements reflected negative equity of $1,933,002 and negative working capital of $1,374,826 as a result of a net loss of $3,190,012 for the year ended December 31, 2003. In addition, the Company was delinquent on certain loans due. In January 2004, subsequent to the balance sheet date, the Company obtained funding to retire certain debt and also entered into an equity line of credit to provide additional working capital. See discussion below.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

         Revenues for the year ended December 31, 2003 were $3,567,000 or 64.9% below the revenues of $10,171,000 recorded in the prior year. The loss of a major program from one customer accounted for the vast majority of the decrease in revenues.

         Gross profit as a percentage of revenue was -6% and 24.2% for the years ended December 31, 2003 and 2002, respectively. The reduction in gross profit as a percentage of revenues is a result of losing the major program from one customer, which carried a high gross margin, selling inventory, in some cases, at a loss, and taking orders at lower gross margins to generate cash. In addition, during the 2003 year, we recorded a write-down of inventory (amounting to approximately $424,000) in order to more properly reflect the market value of certain lines. Gross profit in absolute dollars decreased by $2,671,000. We anticipate gross margin for 2004 will increase above 2003 levels as we begin to ship products under the newly-licensed M. Sasson(R) brand and our private label business returns to historical gross margin levels.

         Operating expenses include shipping expenses, showroom expenses, selling expenses and general and administrative expenses. Showroom expenses include inside sales costs, rent and related insurance expenses. Selling expenses include advertising, sales commissions, travel and entertainment expenses and designers' salaries and fringes. These operating expenses increased by $529,000 to $2,881,000 for the year ended December 31, 2003 compared to the prior year. Increases in advertising, professional and consulting fees, sales commissions (including the initial royalty payment of $250,000 under the M. Sasson(R) brand license agreement) and office salaries were only marginally offset by decreases in shipping expenses, bank charges and bad debt expenses.

         Rental income increased by $17,000 to $67,000 in the current year as compared to the year ended December 31, 2002. Increased occupancy at our owned strip center adjacent to our owned warehouse facility in Pennsylvania is the reason for this increase.

         Interest expense decreased by $27,000 to $163,000 for the twelve months ended December 31, 2003 compared to the twelve months ended December 31, 2002. A decrease in borrowings due to lower revenues was the primary reason for the decrease in interest expense.

         In 2002 we recorded extraordinary income of $144,000 resulting from the forgiveness of a loan and related interest. This loan was forgiven in exchange for the assignment of life insurance proceeds of an officer.

         As a result of the above, we incurred a net loss of $3,190,000 for the year ended December 31, 2003 compared to net income of $154,000 for the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES


         At December 31, 2003 we had cash of $30,000 and had a working capital deficit of $1,375,000. In addition we had overdue loans due to PNC Bank in the amount of $575,000. During January 2004, subsequent to the balance sheet date, we fully repaid these loans from the proceeds of a convertible debenture described below. The bank has released all liens on our assets and we are seeking additional asset-based financing against our receivables and inventory. We do not currently have any contracts, plans or agreements in place for any additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

         The following is a description of certain transactions that were entered into to help provide funds for ongoing operations:

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on January 7, 2004 for the sale of $1,200,000 in convertible debentures.

         The debentures issued pursuant to the January 2004 Securities Purchase Agreements bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the investor's option at the lower of the following:

      o     $0.204; or

      o eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures is due upon default under the terms of convertible debentures. We were obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from January 7, 2004. The Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

         On January 7, 2004, we entered into an equity line of credit with one investor. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity line of credit, the investor will pay 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The investor, Cornell Capital Partners, LP is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also issued Cornell Capital Partners 1,780,233 shares of our common stock upon execution of the equity line of credit. Further, Cornell Capital Partners, LP will retain 5% of each advance under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the equity line of credit agreement prior to the first sale to the investor of our common stock. This Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

         On March 2, 2004, we received an advance of $500,000 from Cornell Capital Partners L.P. under the equity line of credit agreement. We gave Cornell Capital Partners L.P. a promissory note in the amount of $500,000 with an interest rate of 12% to be repaid out of the proceeds to be received by us under the equity line of credit. We escrowed 10 advance notices under the equity line of credit, each in the amount of $50,000, which will be released from escrow every seven calendar days commencing March 22, 2004. With each advance, Cornell Capital Partners L.P. will sell $50,000 worth of our common stock that we have placed in escrow under the equity line of credit, and the net proceeds from these advances will be applied to reduce the promissory note. We used the $500,000 advance for working capital purposes.

         We believe that the above-described actions will provide us with the immediate financial requirements to enable us to continue as a going concern. In the event that we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.

         We are not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity.

OTHER

         Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Potential risks and uncertainties include such factors as the level of business and consumer spending, the amount of sales of our products, the competitive environment within the automotive after-market industry, our ability to continue to expand our operations, the level of costs incurred in connection with our expansion efforts, economic conditions and the financial strength of our customers and suppliers. Investors are directed to consider other risks and uncertainties discussed in documents filed by us with the Securities and Exchange Commission.

                                    BUSINESS

FORWARD LOOKING STATEMENTS

         Certain information contained in this Form SB-2 are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Factors set forth that appear with the forward-looking statements, or in our other Securities and Exchange Commission filings, could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us in this Form SB-2. In addition to statements, that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our reports and registration statements filed with the Securities and Exchange Commission. In addition, prior financial performance and customer orders are not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance. Additionally, we undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

INTRODUCTION AND BACKGROUND

         We design import, sell and market branded and non-branded apparel. We have a showroom in New York, distribution center in Pennsylvania and a distribution center in Las Vegas, within a foreign trade zone that exempts shipments of our products to Mexico from duty taxes. We design, source and market a brand of jeanswear and apparel under the M. Sasson(R), Home Turf and New Terrain labels as well as private label. Product lines have included, sportswear, underwear, loungewear and outerwear, as well as accessories such as ties, hats, scarves, gloves, jewelry, backpacks, and small leather goods as well as apparel. We distribute our clothing via leading retailers, such as Wal*Mart, Sam's Club, T.J. Maxx, Century 21, J.C. Penney, Burlington Coat Factory, 7th Avenue and Swiss Colony, throughout the United States and abroad.

WHOLESALE MODERATE APPAREL

         Our brands cover a broad array of categories for the women's, men's, young men's, juniors and missy markets. Within those brands, various product classifications include jeanswear, casual sportswear, loungewear and accessories. Jeanswear and casual sportswear are marketed as individual items or groups of skirts, pants shorts, jackets, knits and woven tops and related accessories which, while sold as separates, are coordinated as to styles, color schemes and fabrics, and are designed to be worn together. New collections are introduced in four principal selling seasons - Spring, Summer, Fall and Holiday. Each season is comprised of a series of individual items or groups which have systematically spaced shipment dates to ensure a fresh flow of goods to the retail floor. In addition, certain labels offer key item styles, which are less seasonal in nature, on a replenishment basis (which ship generally within three to five days from receipt of order).

LICENSE AGREEMENT WITH MARK TM, LLC

         We have acquired the exclusive license to manufacture, promote, sell and distribute Missy, Juniors' and Young Men's apparel under the name M. Sasson(R) and to use the M. Sasson(R) trademark in the United States.

         The exclusive license agreement was entered into in November of 2003. It has an initial term until April 30, 2009 with five one-year renewals upon the meeting of certain minimum-guarantee objectives. The minimum guarantees that we must meet each year of the license agreement to retain the exclusive license for the name M. Sasson(R) are as follows:

------------------ ------------------------------ ------------------------------ ----------------------------
      YEAR                  TIME PERIOD                     GUARANTEED SALES             GUARANTEED ROYALTY
------------------ ------------------------------ ------------------------------ ----------------------------
One                     11/11/03 - 4/30/05                    $10,000,000                      $500,000
------------------ ------------------------------ ------------------------------ ----------------------------
Two                       5/1/05 - 4/30/06                    $15,000,000                      $750,000
------------------ ------------------------------ ------------------------------ ----------------------------
Three                     5/1/06 - 4/30/07                    $20,000,000                    $1,000,000
------------------ ------------------------------ ------------------------------ ----------------------------
Four                      5/1/07 - 4/30/08                    $25,000,000                    $1,250,000
------------------ ------------------------------ ------------------------------ ----------------------------
Five                      5/1/08 - 4/30/09                    $30,000,000                    $1,500,000
------------------ ------------------------------ ------------------------------ ----------------------------

         In order for us to be able to renew the license for each of the one-year renewal periods, we must achieve guaranteed sales of $30,000,000 and minimum royalty payments of $1,500,000 during the fifth contact year and during each subsequent renewal year.

         We will pay a royalty of five percent of the net sales of apparel (three percent of "off price goods" limited to a total of 5% during each contract year) bearing the name M. Sasson(R). We are required to pay the royalty on certain fixed dates during the license period as follows:

----------------------- ---------------------------------- ----------------------------------
YEAR                    SCHEDULED PAYMENT DATE             MINIMUM ROYALTY DUE
----------------------- ---------------------------------- ----------------------------------
One                           Upon signing contract                     $250,000
----------------------- ---------------------------------- ----------------------------------
                                           11/20/04                     $125,000
----------------------- ---------------------------------- ----------------------------------
                                            5/20/05                     $125,000
----------------------- ---------------------------------- ----------------------------------
----------------------- ---------------------------------- ----------------------------------
Two                                         8/20/05                     $187,500
----------------------- ---------------------------------- ----------------------------------
                                           11/20/05                     $187,500
----------------------- ---------------------------------- ----------------------------------
                                            2/20/06                     $187,500
----------------------- ---------------------------------- ----------------------------------
                                            5/20/06                     $187,500
----------------------- ---------------------------------- ----------------------------------
----------------------- ---------------------------------- ----------------------------------
Three                                       8/20/06                     $250,000
----------------------- ---------------------------------- ----------------------------------
                                           11/20/06                     $250,000
----------------------- ---------------------------------- ----------------------------------
                                            2/20/07                     $250,000
----------------------- ---------------------------------- ----------------------------------
                                            5/20/07                     $250,000
----------------------- ---------------------------------- ----------------------------------
----------------------- ---------------------------------- ----------------------------------
Four                                        8/20/07                     $312,500
----------------------- ---------------------------------- ----------------------------------
                                           11/20/07                     $312,500
----------------------- ---------------------------------- ----------------------------------
                                            2/20/08                     $312,500
----------------------- ---------------------------------- ----------------------------------
                                            5/20/08                     $312,500
----------------------- ---------------------------------- ----------------------------------
----------------------- ---------------------------------- ----------------------------------
Five                                        8/20/08                     $375,000
----------------------- ---------------------------------- ----------------------------------
                                           11/20/08                     $375,000
----------------------- ---------------------------------- ----------------------------------
                                            2/20/09                     $375,000
----------------------- ---------------------------------- ----------------------------------
                                            5/20/09                     $375,000
----------------------- ---------------------------------- ----------------------------------


         Upon execution of the license agreement, we paid $250,000 to Mark TM, LLC, the owner of the M. Sasson(R) trademark. The $250,000 fee was half of the minimum royalty fee we owe during the first contract year.

DESIGN

         Each of our apparel product lines has a design team which is responsible for the creation, development and coordination of the product group offerings within each line. We believe our design staff is recognized for its distinctive styling of garments and its ability to update fashion classics with contemporary trends. Our apparel designers collate fabrics and colors from throughout the world and stay continuously abreast of the latest fashion trends. In addition, we actively monitor the retail sales of our products to determine changes in consumer trends.

         For most sportswear lines, we will develop several groups in a season. A group typically consists of an assortment of skirts, pants, jeans, shorts, jackets, woven and knit tops, t-shirts and various accessories.

         In accordance with standard industry practices for licensed products Jordache has the right to approve our designs for the M. Sasson(R) product line.

SOURCING

         Our sourcing strategy is to contract for the manufacture of our products. Outsourcing allows us to maximize production flexibility while avoiding significant capital expenditures, work-in-process inventory buildups and the costs of managing a large production work force. We inspect products manufactured by contractors to determine whether they meet our standards. See "Quality Control."

         Our production and sourcing staff and overseas buying agents oversee all aspects of apparel manufacturing and production, and research and development of new products and sources. Our buying agents perform duties including sourcing, production scheduling and quality control functions. In addition, we may utilize various buying sub-agents that perform similar services for us. In some cases, sourcing is done with the contractor directly by us.

         We have our products manufactured according to plans prepared each year which reflect prior years experience, current fashion trends, economic conditions and management estimates of a line's performance. In certain cases, we separately negotiate with suppliers for the purchase of required raw materials by our contractors in accordance with our specifications. We believe that our policy of limiting our commitments for purchases early in the season reduces our exposure to excess inventory.

SOURCES OF SUPPLY

         In almost all cases, we purchase finished goods from our contractors who are responsible for purchasing raw materials to our specifications. Therefore, we do not have long-term raw materials contracts.

         We regard our access to offshore sources of finished goods and outside production as good. We are not dependent on any single third party producer.
Alternate competitive sources are available, and we do not anticipate significant difficulty in meeting our supply and outside production requirements. There are occasions however, where we are unable to take customer orders on short notice because of the minimum lead time required to produce a garment that is acceptable to the customer with respect to cost, quantity, quality and service.

QUALITY CONTROL

         Our quality control program is designed to ensure that purchased goods meet our standards. We inspect prototypes of each product prior to cutting by the contractors and our agents perform two-in-line inspections and a final inspection prior to shipment. In addition, we inspect samples during all phases of the production cycle. All finished goods are shipped to, and re-inspected at our Pennsylvania and Nevada facilities for all distribution. While our return policy permits customers to return defective products for credits, less than 2% of our shipments in fiscal 2003 were returned as defective under this policy.

LOGISTICS

         We operate two dedicated distribution centers in the United States and we also occasionally outsource distribution activities to third party logistics providers. Distribution center activities include receiving finished goods from our contractors, inspecting those products and shipping them to our customers. We continually explore opportunities in all of our regions to improve efficiencies in both our in-bound and out-bound logistics activities.

SEASONAL ASPECTS OF BUSINESS

         Although our business is impacted by general seasonal trends characteristics of the apparel and retail industries, we do not consider our revenue and earnings to be highly seasonal. As the timing of product shipments and other events affecting the retail business may vary, results for any particular quarter may not be indicative of results for the full year.

SALES AND MARKETING

         We design and market our products in all major retail channels, including:

            -     national and regional chain stores;

            -     mail order and catalog firms;

            -     mass merchants;

            -     department stores; and

            -     chain and upscale independent specialty stores.

         We sold products to 140 and 85 customers in fiscal 2002 and 2003, respectively. Our five largest customers accounted for approximately 89% and 84% of our gross sales in fiscal 2002 and 2003, respectively. Wal*Mart accounted for approximately 22% and 48% of our gross sales in fiscal 2002 and 2003, respectively. Sam's Club accounted for approximately 59% and 14% of our gross sales for fiscal 2002 and 2003, respectively. Based on information received from Sam's Club the product that generated a large portion of the sales from this customer did not continue for Sam's Club's domestic stores in 2003 and therefore we anticipate that Sam's Club will continue at 2003 gross revenue levels versus 2002 levels.

         We employ a sales force consisting of salaried and commissioned sales employees and independent commissioned sales representatives. We maintain apparel sales offices and showrooms in New York. We also work with independent commissioned sales representatives who maintain their own showrooms. We conduct a majority of our business by direct contacts between our salaried executives and buyers and other executives of our customers.

         Several of our product lines are designed and manufactured in anticipation of orders for sale to department and specialty stores and certain specialty chain and mail order customers. We make commitments for production in connection with these lines. In the case of imports, these commitments can be up to several months prior to the receipt of firm orders from customers. These lines include brand names or customers' private labels.

         We work closely with many customers to develop large volume product programs prior to commencement of production, enabling us to take advantage of relative efficiencies in planning and utilization of production facilities. Products sold under these programs are in the popular price range and usually carry the customers' trademarks, although we offer some branded programs for this customer market.

CREDIT CONTROL

         We manage our own credit function. We sell our merchandise primarily to major stores across the United States and extend credit based on an evaluation of the customer's financial condition. We monitor credit levels and the financial condition of our customers on a continuing basis to minimize credit risk. We do not factor our accounts receivables or maintain credit insurance to manage the risks of bad debts, although we may do this in the future. Our addition to bad debt reserve was $25,000 in fiscal 2003, representing less than one percent of net revenues. See "Risk Factors--Risks Related to Our Business--Our business could be negatively impacted by the financial instability of our customers."

IMPORTS AND IMPORT RESTRICTIONS

     Our transactions with our foreign manufacturers and suppliers are subject to the risks of doing business aboard. Imports into the United States are affected by, among other things, the cost of transportation and the imposition of import duties and restrictions. The United States, China, India, Nepal, Sri Lanka, and other countries in which our products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duty or tariff levels, which could affect our operations and our ability to import products at current or increased levels. We cannot predict the likelihood or frequency of any such events occurring.

         Our imports operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Hong Kong and Korea. These agreements impose quotas on the amount and type of goods which can be imported into the United States from these countries. Such agreements also allow the United States to impose, at any time, restraints on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits. Our imported products are also subject to United States customs duties and in the ordinary course of business, we are from time to time subject to claims by the United States Customs Service for duties and other charges.

         We monitor duty, tariff and quota related developments and continually seek to minimize our potential exposure to quota-related risks through, among other measures, geographical diversification of our manufacturing sources, the maintenance of overseas buying agents, allocation of overseas production to merchandise categories where more quota is available and shifts of production among countries and manufacturers.

         Because our foreign manufacturers are located at greater geographic distances from us than our domestic manufacturers, we are generally required to allow greater lead time for foreign orders, which reduces our manufacturing flexibility. Foreign imports are also affected by high costs of transportation into the United States.

         In addition to the factors outlined above, our future import operations may be adversely affected by political instability resulting in the disruption of trade from exporting countries, any significant fluctuation in the value of the dollar against currencies and restrictions on the transfer of funds.

BACKLOG

         As of December 31, 2003, and December 31, 2002, we had booked orders amounting to approximately $479,000 and $1,803,000, respectively, all of which will be or were shipped within six months after each such date. These numbers represent only store orders on hand and do not include private-label contract balances. A growing percentage of our business consists of at-once EDI "Quick Response" programs with large retailer. Replenishment shipments under these programs generally possess such an abbreviated order life as to exclude them from backlog completely. In addition, our new licensing agreement for the M. Sasson(R) brand was signed in November 2003 and therefore no orders for this new line are in backlog. We therefore do not believe that this backlog information is indicative of sales to be expected in calendar 2004.

COMPETITION

         We sell our products in a highly competitive domestic market in which numerous U.S.- based and foreign manufacturers compete. No single manufacturer or small group of manufacturers dominates the apparel industry. There are numerous apparel firms with greater sales and financial resources.

         Competition within the apparel industry is based upon styling, marketing, price, quality, and customer service and with respect to branded product lines, consumer recognition and preference. We believe we compete effectively with other members of the industry with regard to all of these factors. Successful competition in styling and marketing is related to our ability to foresee changes and trends in fashion and consumer preference and to present appealing product programs to our customers. Successful competition in price, quality and customer service is related to our ability to maintain efficiency in outsourcing and distribution.

         We believe that choosing the most competitive countries for the production of our products is critical to our competitiveness. The most competitive location to produce or source a particular product depends on a variety of factors. These factors include availability of globally competitive fabric and other raw materials, labor and manufacturing costs, ability to meet quality standards, required lead times, logistics and the impact of international trade rules and trade preference agreements and legislation on apparel exports from that country to the United States.

EMPLOYEES

         As of March 1, 2004 we had 22 non-union employees of which five are executives, two are administrative and finance, two are technical, five are sales and design and eight are warehouse employees. We consider our relations with our employees to be good.

TRANSFER AGENT

         Our transfer agent is American Registrar and Transfer Co., 342 East 900 South, Salt Lake City, Utah 84111.

LEGAL PROCEEDINGS

         From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as disclosed below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

         On December 30, 2003, we received notice from an attorney representing Richard Taulli, our former Secretary and a member of our Board of Directors, indicating that Mr. Taulli intends to file a lawsuit against us relating to his consulting agreement. To date, we have not received either a summons or complaint. Management vigorously contests the allegations and if a suit is filed, anticipates defending the case vigorously.

DESCRIPTION OF PROPERTIES

         We own a 15,000 square foot warehouse facility in Pocono Summit, Pennsylvania and also own a strip shopping center on the same property. The warehouse is used as a distribution center for our apparel and accessories business and we generate rental income from leasing space in the strip center. We also lease a showroom and administrative offices in New York, New York under a 10 year lease. Current rent is approximately $9,800 per month. In addition, we lease, on a month to month basis, approximately 5,000 square feet of warehouse space in Las Vegas, Nevada in a Foreign Trade Zone. Current rent is approximately $2,800 per month. We believe that our owned and leased property is sufficient for our current and immediately foreseeable operating needs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the members of our board of directors and its executive officers as of March 1, 2004:


       Name                    Age         Position
       ----                    ---         --------

       Mark Binder             63          Chairman of the Board and Director

       Gail Binder             54          Chief Executive Officer and
                                           Director

       Robert Sautter          32          President and Director

       Olga Savelov            41          Senior  Executive  Vice  President,
                                           Treasurer and Director

       Jeffrey Kaplan          55          Executive Vice President and Chief
                                           Financial Officer

       Ian Binder              22          Secretary

       Scott Allinson          42          Director

       Martin Levin            45          Director


         Our directors hold office until the next annual meeting of our shareholders or until their successors are duly elected and qualified. Our executive officers serve at the pleasure of the Board of Directors. Set forth below is a summary description of the principal occupation and business experience of each of our directors and executive officers for at least the last five years.

MARK BINDER. Mr. Binder has been our Chairman of the Board since August 15, 2003. Mr. Binder is also the Chief Executive Officer of BIB Ltd. (f/k/a Together Craft, Inc., a/k/a TC Group, Inc.), our wholly-owned subsidiary, a position he has held since co-founding the company in 1976. Mr. Binder is married to Gail Binder, our Chief Executive Officer and a director and the father of Ian Binder, our Secretary.

GAIL BINDER. Ms. Binder has been our Chief Executive Officer and director since August 15, 2003. Ms. Binder is also the Chief Operating Officer of BIB Ltd. (f/k/a Together Craft, Inc., a/k/a TC Group, Inc.), our wholly-owned subsidiary, a position she has held since co-founding the company in 1976. Ms. Binder received a bachelor of arts degree from Brooklyn College in 1970 and a Masters in Business Administration - Fine Arts from Brooklyn College in 1972. Ms. Binder is married to Mark Binder, our Chairman of the Board and the mother of Ian Binder, our Secretary.

ROBERT SAUTTER. Mr. Sautter is our President and director, positions he has held since August 15, 2003. Mr. Sautter is also the President of BIB Ltd. (f/k/a Together Craft, Inc., a/k/a TC Group, Inc.), our wholly-owned subsidiary, a position he has held since February 2001. From May 1989 through January 2001, Mr. Sautter was the Vice President of BIB Ltd.

OLGA SAVELOV. Ms. Savelov has been Senior Executive Vice President, Treasurer and director since March 1, 2004. Ms. Savelov was Executive Vice President, Treasurer and director from August 15, 2003 until February 29, 2004. Ms. Savelov is also the Executive Vice President and Treasurer of BIB Ltd. (f/k/a Together Craft, Inc., a/k/a TC Group, Inc.), our wholly-owned subsidiary, a position she has held since 2001. Between 1996 and 2001, Mr. Savelov was the Executive Vice President and Chief Financial Officer for BIB Ltd. Ms. Savelov received an associates degree from the Fashion Institute of Technology in 1984.

JEFFREY KAPLAN. Mr. Kaplan has been our Executive Vice President and Chief Financial Officer since January 1, 2004. Mr. Kaplan was the Executive Vice
President of Business Affairs for Viewpoint Corporation, a New York-based interactive graphics company, from November 2001 until September 2003 and the Executive Vice President and Chief Financial Officer from February through November 2001. Mr. Kaplan served as Executive Vice President and Chief Financial Officer of Rare Medium Group, Inc., a New York-based IT professional services firm, from September 1999 until February 2001. From February 1999 until August 1999, Mr. Kaplan was the Executive Vice President, Chief Financial Officer and a director of Safety Components International, Inc., a New Jersey-based manufacturer of airbag cushions. Safety Components filed for bankruptcy in April 2000 and emerged from bankruptcy in October, 2000. Mr. Kaplan has also served as Executive Vice President, Chief Financial Officer and a director of
International Post Limited, a New York-based provider of post-production advertising services. Mr. Kaplan received his bachelor of arts degree in political science from Brown University in 1970 and his masters of business administration, finance from New York University in 1972.

IAN BINDER. Mr. Binder has been our Secretary since March 1, 2004. Mr. Binder is also our technical director, a position he has held since 1995.

SCOTT B. ALLINSON, ESQ. Mr. Allinson has been a director since February 27, 2004. Mr. Allinson is currently a partner with Tallman Hudders Sorrentino, a law firm based in Allentown, PA, a position he has held since 1994. From 1989 to 1994, Mr. Allinson was an associate with Tallman Hudders Sorrentino. Mr. Allinson is currently a director of BIB Ltd. and the Lehigh County Industrial
Development Corp. Mr. Allinson received a bachelor of arts from Lehigh University in 1983 and a juris doctorate from American University, Washington College of Law in 1986.

MARTIN LEVIN. Mr. Levin has been a director since February 27, 2004. Mr. Levin is a founding partner and the Director of accounting and auditing for Levin, Savchak & Associates, P.C., an accounting firm in Allentown, PA, a position he has held since 1998. Mr. Levin is currently a director of Communication Systems, Inc., an alarm company based in Allentown, PA and Phoebe Floral, Inc., a retail flower shop based in Allentown, PA. Mr. Levin is a Certified Public Accountant. Mr. Levin received his Bachelor of Science in Accounting from Rowan University in 1986.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation that we have paid or accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal periods ending December 31, 2001, 2002 and 2003.

                           SUMMARY COMPENSATION TABLE

                             LONG-TERM COMPENSATION

                                                     ANNUAL COMPENSATION                   LONG-TERM AWARDS
                                                                                              SECURITIES
NAME   AND    PRINCIPAL                                                OTHER ANNUAL       UNDERLYING OPTIONS  ALL OTHER COMPENSATION
POSITION                     YEAR     SALARY ($)      BONUS ($)       COMPENSATION ($)             (#)                  ($)
------------------------------------------------------------------------------------------------------------------------------------
Gail Binder                  2003 (1) $40,930.95         $0                  $0                     0                    $0
   Chief Executive Officer

Franklin Scivally            2003 (2)     $0             $0                  $0                     0                    $0
   Chief Executive Officer

Robert T. Yarbray            2002         $0             $0                  $0                     0                    $0
   President

George R. White              2001         $0             $0                  $0                     0                    $0
   President

(1)   From August 15, 2003 through December 31, 2003.

(2)   From January 1, 2003 through August 15, 2003.


STOCK OPTION PLANS

         On January 20, 2003, the board of directors and stockholders adopted our 2003 Employee/Consultant Stock Compensation Plan. We reserved 1,000,000 shares of common stock for issuance upon grant of stock or exercise of options granted from time to time under the 2003 plan. The 2003 stock compensation plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of stock and stock options.

         Under the stock compensation plan, we may grant stock and stock options only to employees and consultants. The 2003 stock compensation plan is administered directly by our board of directors.

         Subject to the provisions of the stock compensation plan, the board will determine who shall receive stock or stock options, the number of shares of common stock that may be granted or purchased under the options, the time and manner of exercise of options and exercise prices.

         As of March 1, 2004, we have not granted any stock or stock incentives under the 2003 plan.

DIRECTOR COMPENSATION

         For their services, non-employee directors receive $750 per quarter and employee directors receive $500 per quarter, which is payable in cash or shares of common stock at the option of the board, except for one non-employee director who will be paid in cash.

EMPLOYMENT AGREEMENTS

         None.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal year 2003, we borrowed $1,307,508.90 from officers and stockholders. Such loans and the terms of such loans are as follows:

          LENDER                AMOUNT                 LOAN DATE             INTEREST RATE          MATURITY DATE
          ------                ------                 ---------             -------------          -------------
Ian Binder (1)                      $30,000              10-15-03                  8.5%               12-31-04
Mark and Gail Binder            $214,217.69              11-21-03                  8.5%               12-31-04
Mark and Gail Binder            $512,916.73              11-28-03                  8.5%                6-30-05
Mark and Gail Binder               $473,800               8-11-03                  8.5%                6-30-06
Mark and Gail Binder             $76,574.58               5-20-03                  8.5%                6-30-06


(1) Ian Binder is our Secretary and the son of Mark and Gail Binder, our Chairman and Chief Executive Officer, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of our common stock as of March 2, 2004 by the following

      o by each person who is known by us to beneficially own more than 5% of our common stock;

      o     each of our officers and directors; and

      o     by all of our officers and directors as a group.

      Unless indicated, each person's address is c/o BIB Holdings, Ltd., 7409 Oak Grove Avenue, Las Vegas, Nevada 89117.


                                           Number  of  Shares  of         Percent of
                                              Common  Stock               Common Stock
                                              Beneficially                Beneficially
Name  of                                     Owned  or  Right             Owned or Right
Beneficial  Owner                            to  Direct  Vote           to Direct Vote (1)
-----------------                            ------------------         ------------------
Mark Binder                                       37,650,000(2)              69.9%

Gail Binder                                       37,650,000(2)              69.9%

Robert Sautter                                             0                  0.0%

Olga Savelov                                               0                  0.0%

Jeffrey Kaplan                                       500,000                    *

Ian Binder                                           675,000                  1.3%

Scott Allinson                                             0                  0.0%

Martin Levin                                               0                  0.0%

Executive  Officers  and                          38,825,000                 72.0%
Directors  as  a  group
(8 persons)(5)

Cornell Capital
  Management, L.P.                                15,916,177(3)              23.4%
101 Hudson Street
Suite 3606
Jersey City, NJ 07303

-------------

 *  Represents less than 1%

(1) Based on 53,889,270 shares of common stock currently outstanding.

(2) Includes 24,420,000 shares owned by Gail Binder and 13,230,000 shares owned by Mark Binder. Mark and Gail Binder are husband and wife. Gail Binder exercises no voting power and disclaims beneficial ownership to the 13,230,000 shares owned by Mark Binder. Mark Binder exercises no voting power and disclaims beneficial ownership to the 24,420,000 shares owned by Gail Binder.

(3)  Includes   14,150,944   shares  issuable  upon  conversion  of  convertible
debentures in the amount of $1,200,000.

                           DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

COMMON STOCK

      We are currently authorized to issue 300,000,000 shares of common stock with $.001 par value. The holders of our common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of our common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. We anticipate that any earnings will be retained for use in our business for the foreseeable future. Upon liquidation, dissolution, or our winding up, the holders of our common stock are entitled to receive the net assets held by us after distributions to our creditors. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of our common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

      We currently have 53,889,270 shares of our common stock outstanding. Such figure does not include (i) up to 110,000,000 shares of our common stock to be issued to Cornell in connection with our Equity Line Agreement and (ii) up to 60,000,000 shares issuable to Cornell upon the conversion of outstanding 5% convertible debentures in the principal aggregate amount of $1,200,000.

PREFERRED STOCK

      We are currently authorized to issue up to 5,000,000 shares of preferred stock. We currently have no shares of our preferred stock outstanding.

CONVERTIBLE DEBENTURE FINANCING

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on January 7, 2004 for the sale of $1,200,000 in convertible debentures.

         The debentures issued pursuant to the January 2004 Securities Purchase Agreements bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the investor`s option, at the lower of the following:

      o     $0.204; or

      o eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. We were obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from January 7, 2004. The Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

EQUITY LINE OF CREDIT FINANCING

         On January 7, 2004, we entered into an equity line of credit with one investor. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity line of credit, the investor will pay 98% of the lowest volume average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The investor, Cornell Capital Partners, LP is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners 1,780,233 shares of our common stock upon execution of the equity line of credit. Further, Cornell Capital Partners, LP will retain 5% of each advance under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock. We were obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the equity line of credit agreement prior to the first sale to the investor of our common stock. The Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our By-laws, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at December 31, 2003 appearing in this prospectus and registration statement have been audited by Lazar Levine & Felix LLP, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our financial statements at December 31, 2002 appearing in this prospectus and registration statement have been audited by Chavez and Koch, LLP, independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of BIB Holdings, Ltd., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We furnish our stockholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS

                               BIB HOLDINGS, LTD.

                              FINANCIAL STATEMENTS

Independent Auditors' Report - Current Auditor                                  F - 2

Independent Auditors' Report - Predecessor Auditor                              F - 3

Balance Sheets as of December 31, 2003 and 2002                                 F - 4

Statements of Operations for the Years Ended December 31, 2003 and 2002         F - 5

Statement of Stockholders' Equity for the Two Years Ended December 31, 2003     F - 6

Statements of Cash Flows for the Years Ended December 31, 2003 and 2002         F - 7

Notes to Financial Statements                                                   F - 8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
BIB Holdings, Ltd.
New York, NY


We have audited the accompanying balance sheet of BIB Holdings, Ltd. as of December 31, 2003, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly in all material respects, the financial position of BIB Holdings, Ltd. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ LAZAR LEVINE & FELIX LLP
New York,  New York
February 13, 2004 except for
the final  paragraph of Note 12
the date of which is March 2, 2004

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
BIB, LTD. T/A. TC Group.

We have audited the accompanying balance sheets of BIB, LTD. T/A. TC Group. as of December 31, 2002 and the related statements of income and retained earnings and statements of cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIB, LTD. T/A. TC Group as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Chavez & Koch, CPA's

September 22, 2003
Henderson, Nevada

                               BIB HOLDINGS, LTD.
                                 BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                                                                                    2003              2002
                                                                                             ----------------     ----------------
                         - ASSETS -
CURRENT ASSETS:
     Cash and cash equivalents                                                               $         29,860     $         98,424
     Accounts receivable, net of allowance for doubtful accounts of
       $25,000 and $70,000 for 2003 and 2002, respectively                                            173,081              284,216
     Inventories                                                                                      469,846            1,495,945
     Prepaid expenses and other current assets                                                         66,090               83,610
                                                                                             ----------------     ----------------

TOTAL CURRENT ASSETS                                                                                  738,877            1,962,195
                                                                                             ----------------     ----------------


FIXED ASSETS, NET OF ACCUMULATED DEPRECIATION                                                         610,779              614,828
                                                                                             ----------------     ----------------

OTHER ASSETS:
     Security deposits                                                                                 24,508               11,060
     Receivable from affiliates                                                                       148,561              160,606
     Other assets                                                                                          -                   442
                                                                                             ----------------     ----------------
                                                                                                      173,069              172,108
                                                                                             ----------------     ----------------
                                                                                             $      1,522,725     $      2,749,131
                                                                                             ================     ================


        - LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) -

CURRENT LIABILITIES:
     Bank line of credit                                                                     $        440,000     $        400,000
     Accounts payable                                                                                 768,928              311,283
     Customer deposits                                                                                398,436              362,078
     Accrued expenses                                                                                 336,986              250,749
     Accrued interest - related parties                                                                20,639              146,642
     Current portion - long-term debt                                                                 144,918              158,720
     Current portion - capitalized leases                                                               3,796                   -
                                                                                             ----------------     ----------------
TOTAL CURRENT LIABILITIES                                                                           2,113,703            1,629,472
                                                                                             ----------------     ----------------

LONG-TERM LIABILITIES:
     Notes payable - related parties                                                                1,316,759              591,041
     Capitalized leases                                                                                17,236                   -
     Security deposits                                                                                  8,029                8,775
                                                                                             ----------------     ----------------
                                                                                                    1,342,024              599,816
                                                                                             ----------------     ----------------

STOCKHOLDERS' EQUITY:
     Preferred stock, no par value, 5,000,000 authorized; none issued                                      -                    -
     Common  stock,  $.001  par  value,  300,000,000  shares  authorized;
       50,997,650  and 40,992,600 issued and outstanding at 2003 and 2002, respectively                50,998               40,993
     Additional paid-in capital                                                                       942,012              214,850
     Retained earnings (deficit)                                                                   (2,926,012)             264,000
                                                                                             ----------------     ----------------
                                                                                                   (1,933,002)             519,843
                                                                                             ----------------     ----------------
                                                                                             $      1,522,725     $      2,749,131
                                                                                             ================     ================

                             See accompanying notes.

                               BIB HOLDINGS, LTD.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                        2003                   2002
                                                                  ----------------       ----------------
REVENUES                                                          $      3,567,002       $     10,170,985

COST OF SALES                                                            3,780,612              7,713,741
                                                                  ----------------       ----------------

GROSS PROFIT (LOSS)                                                       (213,610)             2,457,244
                                                                  ----------------       ----------------

OPERATING EXPENSES:
     Shipping expenses                                                      94,470                160,003
     Showroom expenses                                                     201,083                199,262
     Selling expenses                                                    1,084,636                724,957
     General and administrative expenses                                 1,500,349              1,267,542
                                                                  ----------------       ----------------
                                                                         2,880,538              2,351,764
                                                                  ----------------       ----------------

INCOME (LOSS) FROM OPERATIONS                                           (3,094,148)               105,480
                                                                  ----------------       ----------------

OTHER INCOME (EXPENSE):
     Interest expense                                                     (163,124)              (190,435)
     Rental income                                                          67,260                 50,298
     Interest and other income                                                  -                  45,000
                                                                  ----------------       ----------------
                                                                           (95,864)               (95,137)
                                                                  ----------------       ----------------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                                 (3,190,012)                10,343
         Extraordinary item - extinguishment of debt                            -                 144,079
                                                                  ----------------       ----------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES                         (3,190,012)               154,422
         Provision for income taxes                                             -                      -
                                                                  ----------------       ----------------

NET INCOME (LOSS)                                                 $     (3,190,012)      $        154,422
                                                                  ================       ================

EARNINGS (LOSS) PER COMMON SHARE:
     Basic                                                        $          (.06)       $             -
     Diluted                                                                 (.06)                     -

WEIGHTED AVERAGE SHARE OUTSTANDING:
     Basic                                                              53,357,638             40,996,750
     Diluted                                                            53,357,638             40,996,750

                             See accompanying notes.

                               BIB HOLDINGS, LTD.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE TWO YEARS ENDED DECEMBER 31, 2003

                                                                                   Additional     Retained            Total
                                                                                    Paid-in       Earnings        Stockholders'
                                                      Shares     Common Stock       Capital       (Deficit)      Equity (Deficit)
                                                   ------------  ------------    ------------    ------------    ---------------
BALANCE AT DECEMBER 31, 2001                         41,000,900   $   41,001     $    214,850    $    109,578     $    365,429

   Sale of shares                                           850            1               -               -                 1
   Common stock returned and cancelled                   (9,150)          (9)              -               -                (9)
   Net income for year ended December 31, 2002               -            -                -          154,422          154,422
                                                   ------------   ----------     ------------    ------------     ------------

BALANCE AT DECEMBER 31, 2002                         40,992,600       40,993          214,850         264,000          519,843

   Conversion of officer's loans                             -            -           548,105              -           548,105
   Common stock returned and cancelled              (12,000,000)     (12,000)              -               -           (12,000)
   Compensatory shares                               22,005,050       22,005          179,057              -           201,062
   Net loss for year ended December 31, 2003                 -            -                -       (3,190,012)      (3,190,012)
                                                   ------------   ----------     ------------    ------------     ------------

BALANCE AT DECEMBER 31, 2003                         50,997,650   $   50,998     $    942,012    $ (2,926,012)    $ (1,933,002)
                                                   ============   ==========     ============    ============     ============

                             See accompanying notes.

                               BIB HOLDINGS, LTD.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                                  2003                2002
                                                                            ----------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                      $     (3,190,012)   $        154,422
     Adjustments to reconcile net income (loss) to net cash provided
       (utilized) by operations:
         Depreciation and amortization                                                40,510              48,432
         Provision for doubtful accounts                                             (44,800)                 -
         Compensatory shares                                                         189,062                  -
     Changes in assets and liabilities:
         Accounts receivable                                                         155,935             957,138
         Inventories                                                               1,026,099             290,781
         Prepaid expenses and other assets                                            16,117              31,986
         Accounts payable                                                            331,642            (127,914)
         Customer deposits                                                            36,358             362,078
         Accrued expenses                                                             85,491             199,575
         Interest payable - affiliates                                                    -               17,882
         Security deposits payable                                                        -                5,433
                                                                            ----------------    ----------------
              Net cash (used) provided by operating activities                    (1,353,598)          1,939,813
                                                                            ----------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Capital expenditures                                                        (11,285)                 -
                                                                            ----------------    ----------------
              Net cash (used) in investing activities                                (11,285)                 -
                                                                            ----------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Line of credit advances (repayments)                                         40,000          (1,620,000)
         Principal payments of long-term debt                                        (13,802)            (49,395)
         Capitalized lease payments                                                   (3,702)                 -
         Loans from (payments to) stockholders                                     1,273,823            (171,994)
                                                                            ----------------    ----------------
              Net cash provided (utilized) by financing activities                 1,296,319          (1,841,389)
                                                                            ----------------    ----------------

NET INCREASE (DECREASE) IN CASH                                                      (68,564)             98,424
     Cash at beginning of year                                                        98,424                  -
                                                                            ----------------    ----------------

CASH AT END OF YEAR                                                         $         29,860    $         98,424
                                                                            ================    ================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                           $             -     $             -
         Taxes                                                              $             -     $             -

     Non-cash items
         Common stock issued                                                $             -     $             -

                             See accompanying notes.

                               BIB HOLDINGS, LTD.
                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2003 AND 2002


NOTE  1   -   DESCRIPTION OF COMPANY/OPERATIONS:

      BIB Holdings, Ltd., (the "Company"), was organized and incorporated on February 24, 2000, under the Nevada Business Corporation Law. On January 1, 2001, BIB Ltd., a wholly owned subsidiary of the Company, acquired all of the assets and liabilities of TC Group, Inc., (a related entity) in a tax-free merger. TC Group, Inc. was organized and incorporated on October 8, 1973 under the Pennsylvania Business Corporation Law of 1988, as amended. On August 15, 2003, BIB Ltd.'s Board of Directors approved an Agreement of Exchange of Common Stock with Specialized Leasing, Inc., an unrelated entity, and the exchange was consummated on August 16, 2003. As a result of this Agreement, Specialized Leasing, Inc. (the legal acquirer) received 100% of the issued and outstanding common stock of BIB Ltd. in exchange for 39,000,000 shares of common stock of Specialized Leasing Inc. On September 16, 2003, Specialized Leasing, Inc. changed its name to Sassoon Group, Inc. and in December 2003 the name was changed to BIB Holdings, Ltd. This reverse merger transaction was treated retroactively as a recapitalization with BIB Ltd. being treated as the accounting acquirer.

      The Company designs, imports and sells market branded and non-branded apparel. The Company has a showroom in New York, a distribution center in Pennsylvania and a distribution center in Nevada within a foreign trade zone that exempts shipments of products to Mexico from duty taxes. The Company also designs and markets a brand of jeans-wear and apparel under the M. Sasson(R), Home Turf and New Terrain labels as well as private label. Product lines include, sportswear, underwear, loungewear and outerwear, as well as accessories such as ties, hats, scarves, gloves, jewelry, backpacks, and small leather goods as well as apparel. The Company distributes its clothing via leading retailers, throughout the United States and Mexico.

      As of December 31, 2003 the Company's financial statements reflected negative equity of $1,933,002 and negative working capital of $1,374,826 as a result of a net loss of $3,190,012 for the year ended December 31, 2003. In addition, the Company was delinquent on certain loans due. In January 2004, subsequent to the balance sheet date, the Company obtained funding to retire certain debt and also entered into an equity line of credit to provide additional working capital. See Note 12 - Subsequent Events.

NOTE  2   -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(A)   PRINCIPLES OF CONSOLIDATION:

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, BIB Ltd. All significant inter-company balances and transactions have been eliminated in consolidation.

(B)   ESTIMATES AND ASSUMPTIONS:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE  2   -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

(C)   FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The carrying amount of cash and cash equivalents, trade receivables and payables approximates fair value because of the short maturity of those instruments. The carrying value of the Company's debt is considered to approximate the fair value of these instruments based on the borrowing rates currently available to the Company for loans with similar terms and maturities.

(D)   CONCENTRATIONS OF CREDIT RISK:

      Financial   instruments   that   potentially   subject   the   Company  to
      concentrations   of  credit  risk  consist  primarily  of  cash  and  cash
      equivalents and accounts receivable.

      The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes that it is not exposed to any significant credit risk on cash and cash equivalents.

      The Company provides credit to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers, which are concentrated in the retail sector throughout the United States, and generally does not require collateral. The Company has recorded a $25,000 reserve as of December 31, 2003 for potential credit losses. At December 31, 2003, one customer accounted for 67% of total accounts receivable.

(E)   CASH AND CASH EQUIVALENTS:

      For purposes of the statements of cash flows, the Company considers all short-term investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

(F)   COMPREHENSIVE INCOME (LOSS):

      The Company has no items of other comprehensive income in any period presented. As such, net income (loss) as presented in the Statements of Operations equals comprehensive income (loss).

(G)   ACCOUNTS RECEIVABLE:

      The Company uses the reserve method of accounting for losses arising from uncollectible accounts receivable. Under this method, accounts receivable are written off to bad debt reserve in the period they are deemed to be uncollectible. In the opinion of management, substantially all of the accounts receivable are considered to be realizable at the amounts stated in the accompanying balance sheet. A reserve in the amount of $25,000 and $70,000 has been reflected in the accompanying balance sheets as of December 31, 2003 and 2002, respectively.

NOTE  2   -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

(H)   INVENTORIES:

      Inventory consists of merchandise held for resale and is stated at the lower of cost (first-in, first-out) or market (net realizable value).

      As a result of market conditions, management conducted a thorough review of its product lines during 2003. Accordingly, a provision for inventory losses of $424,257 was charged against operations in 2003 to write down inventory to its net realizable value. This was based on the Company's best estimates of product sales prices and customer demand patterns.

(I)   PROPERTY AND EQUIPMENT:

      Property and equipment are stated at cost. Maintenance, repairs, and minor renewals are expensed as incurred; major renewals and betterments are capitalized. When assets are sold, retired, or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and resulting gains and losses are included in operations. Depreciation and amortization are computed on the straight-line basis and accelerated methods for both financial statement and income tax purposes over the estimated useful lives of the assets. The average estimated useful lives are as follows:

               Building and improvements                 31 - 40 years
               Leasehold improvements                    10 - 20 years
               Machinery and equipment                   5 years
               Computer equipment                        5 years
               Furniture and fixtures                    7 - 10 years
               Transportation equipment                  5 years

(J)   REVENUE RECOGNITION:

      The Company recognizes revenues in accordance with Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB 101).

      The Company designs, imports and sells market branded and non-branded apparel. Revenue from such product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. At this time the earnings process is complete and the risks and rewards of ownership have transferred to the customer, which is generally when the goods are shipped and all significant obligations of the Company have been satisfied.

(K)   ADVERTISING COSTS:

      Advertising costs are expensed when incurred. For the years ended December 31, 2003 and 2002 advertising costs expensed were $204,918 and $181,657, respectively.

(L)   SHIPPING AND HANDLING COSTS:

      Shipping and handling costs, which aggregated $70,731 and $134,228 for 2003 and 2002, respectively, are included in shipping expenses on the Statements of Operations.

NOTE  2   -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

(M)   INCOME TAXES:

      The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such asset will be realized.

      Through August 16, 2003, (the effective date of the Agreement of Exchange, see Note 1), the stockholders of the Company elected to be taxed as an S Corporation for federal income tax purposes. Through such date, federal income taxes were the responsibility of the Company's stockholders. No provision or liability for federal income taxes, as a C Corporation, has been included in the accompanying financial statements because the Company has incurred losses.

(N)   EARNINGS (LOSS) PER COMMON SHARE:

      Earnings (loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share". SFAS No. 128 requires the Company to report both basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding.

(O)   RECENT ACCOUNTING PRONOUNCEMENTS:

      In May 2003, Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 did not result in the reclassification of any financial instruments in the Company's financial statements.

      In April 2003, SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued effective for contracts entered into or modified after June 30, 2003, with certain exceptions. This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity." The Company does not currently engage in hedging activities and the adoption of this statement did not have a material effect on its financial statements.

NOTE  2   -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

      In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). FIN No. 46 addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. The interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of operations of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. In December 2003, the FASB issued FASB Interpretation No. 46R, "Consolidation of Variable Interest Entities--an interpretation of ARB 51 (revised December
      2003)" ("FIN No. 46R"), which includes significant amendments to previously issued FIN No. 46. Among other provisions, FIN No. 46R includes revised transition dates for public entities. The Company is now required to adopt the provisions of FIN No. 46R no later than the end of the first reporting period that ends after March 15, 2004. The adoption of this interpretation is not expected to have a material effect on the Company's financial statements or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment to FASB Statement No. 123". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods for transition to SFAS No. 123's fair value method of accounting for stock-based compensation. As amended by SFAS No. 148, SFAS No. 123 also requires additional disclosure regarding stock-based compensation in annual and condensed interim financial statements.

      In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 applies to exit or disposal activities initiated by the Company after fiscal 2002.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical
      Corrections." SFAS No. 145 generally requires that gains and losses on extinguishment of debt be classified as income or loss from continuing operations rather than as extraordinary items. The adoption of this interpretation in 2003 did not have a material effect on the Company's financial statements or results of operations.

NOTE  3   -   PROPERTY AND EQUIPMENT:

      Property and equipment consisted of the following at December 31, 2003 and 2002:

                                                                      2003               2002
                                                                  -------------      -------------
          Building and improvements                               $     795,514      $     795,514
          Leasehold improvements                                        122,025            122,025
          Machinery and equipment                                       468,897            610,952
          Computer equipment                                             50,833            232,240
          Furniture and fixtures                                         27,782             30,641
          Transportation equipment                                       50,139             90,166
                                                                  -------------      -------------
                                                                      1,515,190          1,881,538
          Less: accumulated depreciation and amortization              (980,712)        (1,343,011)
                                                                  -------------      -------------
                                                                        534,478            538,527
          Add: Land                                                      76,301             76,301
                                                                  -------------      -------------
                                                                  $     610,779      $     614,828
                                                                  =============      =============


      During 2003, the Company wrote off certain assets that were fully depreciated and no longer in service. Depreciation expenses amounted to $40,069 and $48,433 for the years ended December 31, 2003 and 2002, respectively.

      The Company leases a portion of its building located in Pennsylvania to unrelated entities. Rental income for the 2003 and 2002 years aggregated $67,260 and $50,298, respectively.

NOTE  4   -   RECEIVABLE FROM AFFILIATES:

      Included in this amount are life insurance premiums paid by the Company on behalf of the Binder Trust ("the Trust"). The Trust is the owner of a split-dollar life insurance policy on two of the stockholders. Upon the death of both stockholders, the Trust will reimburse the Company for all premiums advanced at that time. This receivable amounted to $148,561 as of December 31, 2003 and December 31, 2002.

NOTE  5   -   LINE OF CREDIT:

      The Company had a $2,250,000 line of credit with a bank that expired June 30, 2003 with interest payable monthly at the bank's prime rate plus 3.5% (7.75% as of December 31, 2002). Borrowings under the credit line are collateralized by all of the Company's assets and personally guaranteed by the majority stockholders. Borrowing under the line is limited to 85% of eligible receivables and 50% of inventory. In addition, the line includes a requirement that certain financial ratios be maintained as well as placing a limit upon stockholder compensation. There was $440,000, and $400,000 outstanding on this credit line at December 31, 2003 and December 31, 2002, respectively. The outstanding balance under this line was fully repaid in January 2004 - see Note 12, Subsequent Events.

NOTE  6   -   LONG-TERM LIABILITIES:

(A)   LOANS PAYABLE:

      As of December 31, 2003 and 2002, loans payable consisted of the following:

                                                                                  2003               2002
                                                                              -------------     -------------
          Note payable to bank;  requiring  monthly payments of $5,066
          including   interest   at   an   annual   rate   of   8.75%;
          collateralized  by a first  lien  mortgage  on real  estate.
          Final payment was due in June 2003.  (1)                            $     134,918     $     158,720

          Other loans                                                                10,000                -
                                                                              -------------     -------------
                                                                                    144,918           158,720
          Less: current maturities                                                  144,918           158,720
                                                                              -------------     -------------
                                                                              $          -      $          -
                                                                              =============     =============


      (1)   This note was fully  repaid in  January  2004 - see also Note 12 re:
            Subsequent Events.

(B)   CAPITALIZED LEASE OBLIGATIONS:

      During2003, the Company entered into a lease for telephone equipment expiring in 2008. The asset and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases included in depreciation expense for the 2003 and 2002 years aggregated $2,473 and $0, respectively.

      Minimum future lease payments under capital leases as of December 31, 2003 and for each of the next five fiscal years and in the aggregate are:

             2004                                             $      6,237
             2005                                                    6,237
             2006                                                    6,237
             2007                                                    6,237
             2008                                                    2,599
             Total minimum lease payments                           27,547
             Less:  amount representing interest                    (6,515)
                                                              $     21,032

      The interest rate on the capitalized leases was based upon the lower of the Company's incremental borrowing rate at the inception of the lease or the lessor's implicit rate of return. This capital lease provides for a purchase option of $1 at the end of the lease.

NOTE  7   -   RELATED PARTY TRANSACTIONS:

      The Company has notes payable to its majority stockholder in the amount of $1,316,759 and $591,041 as of December 31, 2003 and 2002, respectively, which are not payable until June 2006. The notes bear interest at 8.5% and are subordinated to any and all bank debt. The Company has accrued interest on these notes in the amount of $20,639 and $146,642 as of December 31, 2003 and 2002, respectively.

      Interest expense on the above notes amounted to $57,466 and $53,788 for the years ended December 31, 2003 and 2002, respectively.

NOTE  8   -   STOCKHOLDERS' EQUITY:

      In December 2003, the Company's Board of Directors approved increasing the authorized capital of the Company to 300,000,000 shares of common stock and authorized the creation of 5,000,000 shares of blank-check preferred stock.

      As discussed in Note 1, the Company issued an aggregate of 39,000,000 shares of its common stock to the former shareholders of BIB, Ltd. in exchange for their shares of the Company's common stock, in a merger transaction accounted for retroactively as a recapitalization. All share and per share amounts have been restated to reflect the recapitalization for all periods presented.

      During 2002, the Company issued 850 shares of its common stock for proceeds of $1 and a shareholder returned 9,150 shares of common stock which were then cancelled by the Company.

      During 2003 and prior to the reverse merger/recapitalization transaction, an officer/shareholder of the Company agreed to convert $548,105 in loans to additional paid-in capital. Also prior to the reverse merger/recapitalization transaction, the Company received and cancelled 12,000,000 shares of common stock. The Company also issued 22,005,050 shares as compensation to certain consultants which shares were valued in the aggregate at $201,062.

NOTE  9   -   SIGNIFICANT CUSTOMERS:

      During the year ended December 31, 2003, one customer accounted for approximately 63% of sales and at December 31, 2003, accounts receivable from this customer aggregated $145,099.

      During the year ended December 31, 2002, two major customers accounted for approximately 59% and 22% of all sales. As of December 31, 2002, accounts receivable from these customers aggregated $142,181 and $38,442, respectively.

NOTE 10  -   EXTRAORDINARY ITEM:

      The Company had notes payable to a former stockholder of the Company in the amount of $108,920 as of December 31, 2001. The notes bore interest at 8.5% and required no specific repayment terms. The Company also had accrued interest on these notes in the amount of $35,159 as of December 31, 2001.

      On April 9, 2002, this former stockholder signed a forbearance agreement whereby he accepted the assignment of a life insurance policy on the then majority stockholder in lieu of payment of principal and interest under these notes. The total outstanding principal and interest amounting to $144,079 was been recorded as other income from an extinguishment of debt in the year ended December 31, 2002.

NOTE 11  -   COMMITMENTS AND CONTINGENCIES:

(A)   EMPLOYMENT AGREEMENTS:

      In December 1995, the Company entered into a ten-year employment with its Chairman/Chief Executive Officer. The agreement provides for an annual salary of $273,000, discretionary bonuses, health benefits and contains a covenant not to compete clause for 3 years following the termination of this agreement.

      In December 1995, the Company entered into a ten-year employment with its Chief Operating Officer/Secretary Officer. The agreement provides for an annual salary of $104,000, discretionary bonuses, health benefits and contains a covenant not to compete clause for 3 years following the termination of this agreement.

(B)   LEASES:

      The Company is a party to a non-cancelable lease agreement for their office and showroom in New York, NY. This lease, which expires in March 2013, is subject to escalations. The Company also leases space on a month-to-month lease for its warehouse in Las Vegas, Nevada.

      The future minimum lease payments are shown below:

                2004                              $     118,786
                2005                                    121,756
                2006                                    124,801
                2007                                    127,920
                2008                                    139,068
                Thereafter                              642,252
                                                  -------------
                                                  $   1,274,583
                                                  =============


      Rental expense for the years ended December 31, 2003 and 2002, aggregated $159,761 and $175,899, respectively.

(C)   LEGAL MATTERS:

      A former officer of the Company has made a demand for $40,000 as payment for past services rendered. The Company does not believe this balance is owed and has referred the matter to counsel.

      At times, the Company is involved in various lawsuits incidental to its business. At December 31, 2003, management does not believe that any matter is material to its financial statements.

(D)   ROYALTY AGREEMENTS:

      In November 2003, the Company entered into a non-exclusive license agreement to manufacture, promote, sell and distribute apparel under the name M. Sasson(R) and to use the M. Sasson(R) trademark in the United States. This agreement has an initial term until April 30, 2009, with five one-year renewals upon the meeting of certain minimum-guarantee objectives. In order for the Company to be able to renew the license for each of the one-year renewal periods, guaranteed annual sales of $30,000,000 must be met and minimum royalty payments of $1,500,000 during the fifth contract year and during each subsequent renewal year are required. The Company will pay a royalty of five percent of the net sales of apparel (three percent of "off price goods" limited to a total of 5% during each contract year) bearing the name M. Sasson(R). Upon execution of the license agreement, the Company paid $250,000 to Mark TM, LLC, the owner of the M. Sasson(R) trademark, which represents half of the minimum royalty fee for the first contract year.

NOTE 12  -   SUBSEQUENT EVENTS:

      The following is a description of certain transactions that were entered into, subsequent to the year-end, to help provide funds for ongoing operations:

      To obtain funding for its ongoing operations, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners on January 7, 2004 ("the Cornell Agreement") for the sale of $1,200,000 in convertible debentures, which was completed as of February 13, 2004. The debentures are secured by a first mortgage on the Company's facility in Pennsylvania.

      The debentures issued pursuant to the Cornell Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into the Company's common stock, at the investor's option at the lower of the following:

      (i)   $0.204 or

      (ii) eighty percent (80%) of the average of the three (3) lowest daily volume weighted average prices of the common stock for the five (5) trading days immediately preceding the conversion date.

      The full principal amount of the convertible debentures are due upon default under the terms of the convertible debentures. The Company was obligated to register the resale of the conversion shares issuable upon conversion of the debentures under the Securities Act of 1933, as amended, no later than thirty (30) days from January 7, 2004. The Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

      A portion of the proceeds received from the convertible debentures were used to fully repay all obligations under the past due loans under the line of credit and mortgage with a bank as detailed in Notes 5 and 6, respectively. The bank has released liens on the Company's assets in conjunction with the payoff of these loans.

      In addition, on January 7, 2004, the Company entered into an equity line of credit with one investor. Pursuant to the equity line of credit, the Company may, at its discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity line of credit, the investor will pay 98% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The investor, Cornell Capital Partners, LP is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The Company also issued to Cornell Capital Partners, 1,780,233 shares of its common stock upon execution of the equity line of credit. Further, Cornell Capital Partners, LP will retain 5% of each advance under the equity line of credit. In addition, the Company engaged Newbridge Securities Corporation, a registered broker-dealer, to advise management in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of the Company's common stock. The Company is obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the equity line of credit agreement prior to the first sale to the investor of the Company's common stock. This Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

      On March 2, 2004, the Company received an advance of $500,000 from Cornell Capital Partners L.P. under the equity line of credit agreement and issued a promissory note with an interest rate of 12% to be repaid out of the proceeds to be received under the equity line of credit. The Company escrowed 10 advance notices under the equity line of credit, each in the amount of $50,000, which will be released from escrow every seven calendar days commencing March 22, 2004. With each advance, Cornell Capital Partners L.P. will sell $50,000 worth of Company common stock that have been placed in escrow under the equity line of credit, and the net proceeds from these advances will be applied to reduce the promissory note. The Company used the $500,000 advance for working capital purposes.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.


                                                                                UP TO 130,500,000 SHARES
                                                                                          OF OUR
                                                                                      OF COMMON STOCK

                    TABLE OF CONTENTS

                                                                Page
                                                                ----

PROSPECTUS SUMMARY                                                 2
RISK FACTORS                                                       4
USE OF PROCEEDS                                                   13                 BIB HOLDINGS, LTD.
SELLING STOCKHOLDERS                                              14
PLAN OF DISTRIBUTION                                              18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS          19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS                            20
BUSINESS                                                          24                 ----------------
MANAGEMENT                                                        30                    PROSPECTUS
EXECUTIVE COMPENSATION                                            32                 ----------------
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                    34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT                                                     35
DESCRIPTION OF SECURITIES                                         36
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                    37                    March 5, 2004
LEGAL MATTERS                                                     37
EXPERTS                                                           37
AVAILABLE INFORMATION                                             37
INDEX TO FINANCIAL STATEMENTS                                     39

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our By-laws, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


           NATURE OF EXPENSE                                  AMOUNT
           -----------------                                  ------
           SEC Registration fee                              $ 1,736.11
           Accounting fees and expenses                        5,000.00*
           Legal fees and expenses                            45,000.00*
                        TOTAL                                $51,736.11*

* Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information regarding all sales of our unregistered securities during the past three years

         In the second fiscal quarter of 2001, we sold 5,000 shares of common stock in exchange for $2,500.

         In the second fiscal quarter of 2001, we sold 4,000 shares of common stock in exchange for $4,000.

         In the fourth fiscal quarter of 2002, we sold 8,500 shares of common stock in exchange for $1,000.

         In the first fiscal quarter of 2003, we issued 2,000,000 shares for services

         On August 15, 2003, we issued 39,000,000 shares of its common stock in exchange for all of the issued and outstanding shares of Sassoon Group, Inc. The shares were issued in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

         To obtain funding for its ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on January 7, 2004 for the sale of $1,200,000 in convertible debentures.

         The debentures issued pursuant to the January 2004 Securities Purchase Agreements bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the investor`s option, at the lower of the following:

      o     $0.204; or

      o eighty percent (80%) of the lowest daily volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. We are obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from January 7, 2004 . The Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

         On January 7, 2004, we entered into an equity line of credit with one investor. Pursuant to the equity line of credit, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the equity line of credit, the investor will pay 98% of the lowest volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The investor, Cornell Capital Partners, LP is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners 1,780,233 shares of our common stock upon execution of the equity line of credit. Further, Cornell Capital Partners, LP will retain 5% of each advance under the equity line of credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the equity line of credit. For its services, Newbridge Securities Corporation received 61,387 shares of our common stock. We were obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the equity line of credit agreement prior to the first sale to the investor of our common stock. The Registration Statement was filed on January 23, 2004 and declared effective on February 10, 2004.

         All of the above offerings and sales to Cornell Capital Partners, LP were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

         ITEM 27.  EXHIBITS.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean BIB Holdings, Ltd., a Nevada corporation.

3.1 Articles of Incorporation of the Company filed as Exhibit 3(a) to the registration statement on Form SB-2/A filed with the Commission on July 27, 2001 and incorporated herein by reference.

3.2 Amendment to Articles of Incorporation of the Company, increasing authorized common shares to 100 million, filed with the State of Nevada on January 14, 2003, filed as Exhibit 3(2) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

3.3 Amendment to Articles of Incorporation of the Company, changing the name of the Company to Sassoon Group, Inc., filed with the State of Nevada on September 15, 2003, filed as Exhibit 3(3) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

3.4 Articles of Merger between the Company and BIB Holdings, Ltd., a wholly-owned subsidiary of the Company, changing the name of the Company to BIB Holdings, Ltd., filed with the State of Nevada on December 15, 2003, filed as
Exhibit 3(4) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

3.5 Amendment to Articles of Incorporation of the Company, increasing our authorized common stock to 300,000,000 and creating 5,000,000 shares of blank check preferred stock, filed with the State of Nevada on March 4, 2004.

3.6 By-Laws of the of the Company.

4.1 Securities Purchase Agreement, dated January 7, 2004, by and among BIB Holdings, Ltd. and Cornell Capital Partners, LP, filed as Exhibit 4(1) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.2 Secured  Convertible  Debenture with Cornell Capital Partners,  LP, filed as
Exhibit 4(2) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.3 Investor Registration Rights Agreement, dated January 7, 2004, by and among BIB Holdings, Ltd. and Cornell Capital Partners, LP, filed as Exhibit 4(3) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.4 Escrow Agreement, dated January 7, 2004, by and between BIB Holdings, Ltd. and Cornell Capital Partners, LP in connection with the Securities Purchase Agreement, filed as Exhibit 4(4) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.5 Security Agreement, dated January 7, 2004, entered into between BIB Holdings, Ltd. and Cornell Capital Partners, LP, filed as Exhibit 4(5) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.6 Irrevocable Transfer Agent Instructions, dated January 7, 2004, by and among BIB Holdings, Ltd., David Gonzalez, American Registrar and Transfer Co. and Cornell Capital Partners, LP, filed as Exhibit 4(6) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.7 Form of Common Stock Purchase Warrant, filed as Exhibit 4(7) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.8 Standby Equity Distribution Agreement, dated January 7, 2004, between Cornell Capital Partners, LP and BIB Holdings, Ltd. , filed as Exhibit 4(8) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.9 Registration Rights Agreement, dated January 7, 2004, by and between BIB Holdings, Ltd. and Cornell Capital Partners, LP. , filed as Exhibit 4(9) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.10 Escrow Agreement, dated January 7, 2004, by and between BIB Holdings, Ltd. and Cornell Capital Partners, LP in connection with the Equity Line of Credit of Credit Agreement, filed as Exhibit 4(10) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

4.11 Placement Agent Agreement, dated January 7, 2004, by and among BIB Holdings, Ltd., Cornell Capital Partners, LP and Newbridge Securities Corporation, filed as Exhibit 4(11) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith)

10.1 License Agreement dated as of November 24, 2003, by and between Mark TM, LLC and BIB Ltd. , filed as Exhibit 10(1) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

21.1 Subsidiaries of the Company, filed as Exhibit 21(1) to the registration statement on Form SB-2 filed with the Commission on January 23, 2004 and incorporated herein by reference.

23.1 Consent of Lazar Levine & Felix LLP, Independent Auditors (filed herewith).

23.2 Consent of Chavez & Koch, CPA, Independent Auditors (filed herewith).

23.3 Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada, and the City of New York, State of New York, on March 5, 2004.


Dated: March 5, 2004                By:  /s/ Gail Binder
                                         ----------------------
                                         Gail Binder
                                         Chief Executive Officer


Dated: March 5, 2004                By:  /s/ Jeffrey Kaplan
                                         ----------------------
                                         Jeffrey Kaplan
                                         Principal Financial Officer


Dated: March 5, 2004                By:  /s/ Olga Savelov
                                         ----------------------
                                         Olga Savelov
                                         Principal Accounting Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                               TITLE                                   DATE
---------                               -----                                   ----
/s/Mark Binder                   Chairman of the Board                       March 5, 2004
-------------------------        and Director
Mark Binder


/s/Gail Binder                   Chief Executive Officer                     March 5, 2004
-------------------------        and Director
Gail Binder


/s/Robert Sautter                President and Director                      March 5, 2004
-------------------------
Robert Sautter


/s/Olga Savelov                  Senior Executive Vice President,            March 5, 2004
-------------------------        Treasurer and Director
Olga Savelov


/s/Jeffrey Kaplan                Executive Vice President and                March 5, 2004
-------------------------        Chief Financial Officer
Jeffrey Kaplan


                                 Director                                    March 5, 2004
-------------------------
Scott Allinson


/s/ Martin Levin                 Director                                    March 5, 2004
-------------------------
Martin Levin